Exhibit 99.3

Corporate Governance Guidelines

of

NTL Europe, Inc.

Adopted as of January 10, 2003

Corporate Governance Guidelines
of NTL Europe, Inc.

OVERVIEW

The following Corporate Governance Guidelines have been adopted by the Board of Directors (the “Board”) of NTL Europe, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) to assist the Board in the exercise of its responsibilities and duties. These Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term stockholder value.

These Corporate Governance Guidelines are not intended to change or interpret any foreign, federal or state law or regulation, including the Delaware General Corporation Law, or the Certificate of Incorporation or By-laws of the Company. These Corporate Governance Guidelines are subject to modification from time to time by the Board or an authorized committee of the Board.

These Corporate Governance Guidelines will be included as an exhibit to a report filed by the Company under the Securities Exchange Act of 1934, as amended, and will also be posted on the Company’s Website. In addition, the Company’s annual report for each year will state that these Corporate Governance Guidelines are available on the Company’s Website, and that these Corporate Governance Guidelines are available in print to any stockholder who so requests in a writing directed to the Secretary of the Company at the Company’s principal executive office.

THE BOARD

Role of Directors

The business and affairs of the Company shall be managed by or under the direction of the Board. A director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting.

The Board’s Goals

The Board’s goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations who depend on the Company.

To achieve these goals, the Board will monitor both the performance of the Company (in relation to its goals, strategy and competitors) and the performance of the Chief

Executive Officer, and offer him or her constructive advice and feedback. The Board is also responsible for assuring that the Company’s management and employees operate in a legal and ethically responsible manner. When it is appropriate or necessary, it is the Board’s responsibility to remove the Chief Executive Officer or any other officer and to select his or her successor.

Selection of the Chairman of the Board

The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board shall be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time.

Size of the Board

The Company’s By-laws provide that the Board is composed of no fewer than three and no more than fifteen directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. The size of the Board could, however, be increased or decreased if determined to be appropriate by the Board (or its stockholders in accordance with the Company’s By-laws). For example, it may be desirable to increase the size of the Board in order to accommodate the availability of an outstanding candidate for director.

Selection of New Directors

The Board shall be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Corporate Governance and Nominating Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its Board membership recommendations, the Corporate Governance and Nominating Committee shall also consider advice and recommendations from others as it deems appropriate. The Chairman of the Board extends invitations to join the Board on behalf of the entire Board.

Board Membership Criteria

Nominees for director shall be selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities.

Other Public Company Directorships

The Company does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Board shall consider the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member. Membership on the Audit Committee will not be extended to any director who is at such time serving on the audit committee of three or more public companies. A member of the Audit Committee who thereafter is serving on the audit committee of three or more public companies (in addition to the Audit Committee) may be required to resign from the Audit Committee after discussion and consideration by the Independent Directors.

Independence of the Board

The Board shall be comprised at all times of a majority of directors who qualify as independent directors (“Independent Directors”) under the Sarbanes-Oxley Act of 2002, as codified and as it may be amended from time to time (“Sarbanes-Oxley”).

The Board shall review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines meet the qualifications for independence prescribed under the Sarbanes-Oxley or under applicable law will be considered Independent Directors. The Board may adopt and disclose categorical standards to assist it in determining director independence.

Directors Who Change Their Present Job Responsibility

Directors who are also employees of the Company are required to resign from the Board at the same time they leave employment with the Company.

The Board does not believe that non-employee directors who retire or change the position they held when they became a member of the Board should necessarily leave the Board. Promptly following such event, the director must notify the Board, which shall review the continued appropriateness of the affected director remaining on the Board under the circumstances. The affected director is expected to act in accordance with the Board’s recommendation following such review.

Board Compensation

A director who is also an officer of the Company shall not receive additional compensation for such service as a director.

The Company believes that compensation for non-employee directors should be competitive. It is expected that non-management directors will receive remuneration for each meeting they attend in an amount to be proposed by the Compensation Committee to the full Board for consideration and vote. Pursuant to the Company’s Reorganization Plan, the compensation for non-employee directors will initially be $50,000 per year and $2,000 per meeting. The annual fee shall be payable quarterly in advance. The expenses the Board members incur in order to fulfill their obligations to the Board will be reimbursed by the Company.

The Compensation Committee will periodically review the level and form of the Company’s director compensation, including how such compensation relates to director compensation of companies of comparable size, industry and complexity. Such review will also include a review of both direct and indirect forms of compensation to the

Company’s directors, including any charitable contributions by the Company to organizations in which a director is affiliated and consulting or other similar arrangements between the Company and a director. Changes to director compensation will be proposed by the Compensation Committee to the full Board for consideration and vote. The Board shall have the authority to change the fees payable.

Director’s fees (including any additional amounts paid to chairs of committees and to members of committees of the Board) are the only compensation a member of the Audit Committee may receive from the Company; provided, however, that subject to applicable law a member of the Audit Committee may also receive pension or other forms of deferred compensation from the Company for prior service so long as such compensation is not contingent in any way on continued service.

Separate Sessions of Independent Directors

The Independent Directors shall meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The name of the director will be publicized in order to promote direct communications by employees and stockholders and Independent Directors.

Any interested parties desiring to communicate with the Lead Independent Director and the other Independent Directors regarding the Company may directly contact such directors by contacting the Secretary of the Company in writing at the Company’s principal executive offices.

Strategic Direction of the Company

Normally it is management’s job to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results. However, as a practical matter, the Board and management will be better able to carry out their respective strategic responsibilities if there is an ongoing dialogue among the Chief Executive Officer, other members of top management and other Board members. To facilitate such discussions, members of senior management who are not directors may be invited to participate in Board meetings when appropriate.

Board Access to Management

Board members shall have access to the Company’s management and, as appropriate, to the Company’s outside advisors. Board members shall coordinate such access through the Chairman of the Board and Board members will use judgment to assure that this access is not distracting to the business operation of the Company.

Attendance of Management Personnel at Board Meetings

The Board encourages the Chief Executive Officer to bring members of management from time to time into Board meetings to: (i) provide management insight into items being discussed by the Board which involve the manager; (ii) make presentations to the Board on matters which involve the manager; and (iii) bring managers with significant potential into contact with the Board. Attendance of such management personnel at Board meetings should be brought to the attention of the Board in the notice for the meeting and is at the discretion of the Board. Should the Chief Executive Officer desire to add additional members of management as attendees on a regular basis, this should be suggested to the Board for its concurrence.

Board Materials Distributed in Advance

Information and materials that are important to the Board’s understanding of the agenda items and other topics to be discussed and considered at a Board meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. In the event of a pressing need for the Board to meet on short notice or if such materials would otherwise contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance of a meeting.

Board Interaction with Governmental Agencies, Institutional Investors, Analysts, Press, Customers and Suppliers

The Board believes that senior management generally should speak for the Company. It is suggested that each director shall refer all inquiries from governmental agencies, institutional investors, analysts, the press, customers or suppliers to the Chief Executive Officer or his or her designee.

BOARD MEETINGS

Frequency of Meetings

There shall be four regularly scheduled meetings of the Board each year. At least one regularly scheduled meeting of the Board shall be held quarterly.

COMMITTEE MATTERS

Number and Names of Board Committees

The Company shall have two standing committees: Audit and Compensation. The purpose and responsibilities for the Audit, and Compensation committees shall be outlined in committee charters adopted by the Board. The Board may want, from time to time, to form a new committee or disband a current committee depending on circumstances. In addition, the Board may determine to form ad hoc committees from time to time, and determine the composition and areas of competence of such committees.

Independence of Board Committees

Each of the Audit Committee and the Compensation Committee shall be composed entirely of Independent Directors satisfying applicable legal, regulatory and stock exchange requirements necessary for an assignment to any such committee.

Assignment of Committee Members

The Board shall be responsible, after consultation with the Chairman of the Board, for making recommendations with respect to the assignment of Board members to various committees. After reviewing the recommendations, the Board shall be responsible for appointing the Chairman and members to the committees on an annual basis.

Communications with Board

The Chairman of each Board committee will report to the full Board after every meeting. Minutes from each meeting of the Board committee will be distributed to the full Board, except in the case where the Board committee was formed for or given the authority to investigate or explore matters that may involve an actual or potential conflict of interest with one or more Board members, in which case, the non-conflicted Board members will be provided with a copy of such minutes.

LEADERSHIP DEVELOPMENT

Selection of the Chief Executive Officer

The Board shall be responsible for identifying potential candidates for, and selecting, the Company’s Chief Executive Officer. In identifying potential candidates for, and selecting, the Company’s Chief Executive Officer, the Board shall consider, among other things, a candidate’s experience, understanding of the Company’s business environment, leadership qualities, knowledge, skills, expertise, integrity, and reputation in the business community.